EXHIBIT 1


                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005
                                November 12, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re: Central and South West Corporation and Public Service Company of Oklahoma Form U-1 Application-Declaration in File No. 70-_____


Dear Sirs:

                  We refer to the Form U-1 Application in File No. 70-____ (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), filed by Central and South West Corporation ("CSW"), a Delaware Corporation and a registered holding company under the 1935 Act and Public Service Company of Oklahoma ("PSO" and, collectively with CSW, the "Applicants"), an Oklahoma corporation and a wholly owned electric utility subsidiary of CSW, seeking authority for (a) CSW to organize CSW Ventures through an initial purchase of approximately 62,486 shares of common stock of CSW Ventures for approximately $1,093,505 in cash; (b) PSO to transfer all of its interest in the Investments to CSW in the form of a dividend; (c) CSW to contribute to CSW Ventures the Investments; and (d) CSW Ventures to own and manage certain of the Investments under previous Commission authority granted to PSO (collectively, the "Transactions"), as more fully described in the Application. We have acted as counsel for the Applicants in connection with the filing of the Application.

                  We have examined originals, or copies certified to our satisfaction, of such corporate records of the Applicants, certificates of public officials, certificates of officers and representatives of the Applicants and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of Applicants and other appropriate persons and statements contained in the Application.

                  Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the proposed Transactions are consummated in accordance with the Application, as may be amended, and subject to the assumptions and conditions set forth below:

     1. All state laws applicable to the proposed Transactions as described in the Application will have been complied with.

     2. The consummation of the proposed Transactions as described in the Application will not violate the legal rights of the lawful holders of any securities issued by the Applicants or any associate company of the Applicants.

     3. Any debt securities issued or guaranteed by CSW or PSO in accordance with an order permitting the Application to become effective will be valid and binding obligations of CSW or PSO, as the case may be, in accordance with their terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or by applicable principles of equity (regardless of whether such enforceability is sought in a proceeding at law or in equity).

     4. Each of CSW and PSO is validly incorporated and duly existing under the law of its respective state of incorporation.

     The opinions expressed above in respect of the proposed Transactions as described in the Application are subject to the following assumptions or conditions:

                  a. The Transactions shall have been duly authorized and approved to the extent required by state law by the Board of Directors of the Applicants.

                  b. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective with respect to the Transactions described therein.

                  c. The Transactions shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority with respect thereto and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect at the closing thereof.

                  d. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

                  We hereby consent to the use of this opinion as an exhibit to the Application.

                                         Very truly yours,


                                         MILBANK, TWEED, HADLEY & McCLOY